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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Hahn, Elliot F.		Andrx Corporation, a Delaware Corporation (ADRX)
	4955 Orange Drive	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			December 18, 2002					December 18, 2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Davie, FL 33314 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				President & Chairman of the Board

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Andrx Group Common Stock		12/18/02				J(1)			66,660	D			0		I		Formerly held by spouse

	Andrx Group Common Stock		12/18/02				J(2)			73,000	D			0		D

	Andrx Group Common Stock		12/18/02				J(1)(2)			139,660	A			139,660		I		Held in trust for reporting person's spouse

	Andrx Group Common Stock													24,012		I		Trustee for trust f/b/o child

	Andrx Group Common Stock													1,203,211		I		Held in trust for reporting person's family limited partnership

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Stock Option (right to buy)		$70.85

	Stock Option (right to buy)		$62.375

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(3)	12/19/11		Andrx Group Common Stock	150,000				150,000		D

	(4)	12/15/10		Andrx Group Common Stock	100,000				100,000		D

Explanation of Responses:

(1) Transfer from reporting person's spouse to a trust for the reporting person's spouse.

(2) Transfer from reporting person to a trust for the reporting person's spouse.

(3) The option becomes exercisable in four equal annual installments beginning on 12/19/02.

(4) The option became exercisable in three equal annual installments beginning on 12/15/01.

/s/ Elliot F. Hahn, Ph.D.	April 2, 2003
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.